Exhibit 99.14

Amendment no. 1 to CONSORTIUM BID CONDUCT AGREEMENT

THIS AMENDMENT NO. 1 TO BCA (this Amendment), dated as of July 3, 2025, by and among:

(1)	CANADA PENSION PLAN INVESTMENT BOARD, whose address is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5, Canada (CPPIB);

(2)	ABU DHABI FUTURE ENERGY COMPANY PJSC - MASDAR, a public joint stock company duly registered and established under the laws of Abu Dhabi, whose address is P.O. Box 54115, Abu Dhabi, United Arab Emirates (Masdar);

(3)	PLATINUM HAWK C 2019 RSC LIMITED, as trustee for the Platinum Cactus A 2019 Trust, whose address is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, PO BOX 25642, United Arab Emirates (Platinum); and

(4)	MR. SUMANT SINHA, whose address is 1017 B, Aralias, DLF Golf Course Road, Gurgaon -122009 (Founder).

INTRODUCTION

(A)	CPPIB, Masdar, Platinum and Founder have entered into that certain Consortium Bid Conduct Agreement, dated as of December 10, 2024 (the BCA). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA.

(B)	CPPIB, Masdar, Platinum and Founder may be referred to herein individually as a Party and collectively as Parties.

(C)	Pursuant to and in accordance with Clause 11.5 of the BCA, Parties desire to amend the BCA on the terms and subject to the conditions set forth herein.

AMENDMENT TO THE BCA

As of the date hereof, Parties hereto agree as follows.

1.             Clause 2.6 of the BCA is hereby amended and restated in its entirety as follows:

Until the earlier of (a) the expiration or earlier termination of this Agreement and (b) September 30, 2025, (i) CPPIB shall cause the CPPIB Real Assets Department not to, (ii) Masdar shall not and shall cause its controlled Affiliates not to, (iii) Platinum shall not and shall cause its Affiliates not to and (iv) Founder shall not, in each case of clauses (i) through (iv), engage or participate in any discussions or negotiations regarding, or execute or enter into any agreement or understanding (whether written or oral, binding or non-binding) relating to, the acquisition of any equity interests, assets, properties or rights (whether by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) of any other renewable energy company or platform in India (each, a “Competitor”), or enter into or agree to enter into any joint venture or other similar strategic arrangement with a Competitor, in each case other than any such transaction with or investment in a Competitor that exists between a Party and such Competitor as of the date of this Agreement; provided that nothing in this Clause 2.6 shall (a) restrict any Party or any of its Affiliates from exercising pre-emptive rights in the capital of, or participating in rights issuances by, or exercising contractual rights (including call/put options or default rights) in respect of, any Competitor in which it has an investment as of the date of this Agreement, provided that such transaction does not result in such Party or its Affiliate holding more than 35% of the outstanding equity interests of such Competitor, (b) prevent any Party or any of its Affiliates from making a minority investment for up to 20% of the outstanding equity interests of a Competitor, or (c) restrict investments or acquisitions made by any operating or portfolio company, investment funds or vehicles, third-party fund managers, connected fund managers or principal traders (in the ordinary course of such persons’ investment or advisory business) of any of the Parties.

2.             Variation. The amendment of the BCA pursuant to this Amendment shall constitute a variation of the BCA in accordance with Clause 11.5 of the BCA.

3.             Continuation. Except for the amendment expressly set forth above, the BCA remains in full force and effect without any amendment or modification by this Amendment. This Amendment does not constitute a waiver by the Parties of any breach of the BCA.

4.             Miscellaneous. Clauses 1, 7.1(c), 11.3, 11.4, 11.8, 11.9 and 12 of the BCA shall apply, mutatis mutandis, to this Amendment.

5.            Arbitration. Any dispute arising out of or connected with this Amendment, including a dispute as to the existence, validity or termination of this Amendment or this Clause 5 or any non-contractual obligation arising out of or in connection with this Amendment, shall be resolved by arbitration in London, United Kingdom conducted in English by a single arbitrator pursuant to the rules of the London Court of International Arbitration.

6.             Governing Law and Jurisdiction. This Amendment (which is not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with this Amendment shall be governed by the law of England and Wales. Each Party irrevocably submits to the exclusive jurisdiction of the courts of England to support and assist the arbitration process pursuant to Clause 5 including, if necessary, the grant of interlocutory relief pending the outcome of that process.

[Signature Page Follows]

This Amendment has been entered into on the date first stated above.

SIGNED by BILL ROGERS and	)
MICHAEL DOUGLAS	)
for and on behalf of	)
CANADA PENSION PLAN	)
INVESTMENT BOARD	)

	Signature:	/s/ Bill Rogers

	Name:	Bill Rogers, Authorized Signatory

	Signature:	/s/ Michael Douglas

	Name:	Michael Douglas, Authorized Signatory

[Signature Page to Amendment No. 1 to BCA]

This Amendment has been entered into on the date first stated above.

SIGNED by	)
for and on behalf of	)
ABU DHABI FUTURE ENERGY	)
COMPANY PJSC-MASDAR	)

	Signature:	/s/ Mohamed Jameel Al Ramahi

	Name:	Mohamed Jameel Al Ramahi

[Signature Page to Amendment No. 1 to BCA]

This Amendment has been entered into on the date first stated above.

SIGNED by	Suhail Al Dhaheri Mamoun Jamai	)
for and on behalf of		)
PLATINUM HAWK C 2019)
RSC LIMITED		)

		Signature:	/s/ Suhail Al Dhaheri	Mamoun Jamai

		Name:	Suhail Al Dhaheri	Mamoun Jamai

[Signature Page to Amendment No. 1 to BCA]

This Amendment has been entered into on the date first stated above.

SIGNED by SUMANT SINHA	)
)
)
)

	Signature:	/s/ Sumant Sinha

	Name:	Sumant Sinha

[Signature Page to Amendment No. 1 to BCA]